UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported) — December 19, 2008
ONCOR ELECTRIC DELIVERY COMPANY LLC
(Exact name of registrant as specified in its charter)

DELAWARE	333-100240	75-2967830
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1601 Bryan Street, Dallas, Texas 75201
(Address of principal executive offices, including zip code)
214-486-2000
(Registrants’ telephone number, including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.
     On December 19, 2008 (the “Effective Date”), Oncor Electric Delivery Company LLC (“Oncor”) executed a Separation Agreement (the “Oncor Agreement”) with Capgemini Energy LP (“CgE”), Capgemini America, Inc. and Capgemini North America (collectively, “Capgemini”). Simultaneously with the execution of the Oncor Agreement, Oncor’s parent company, Energy Future Holdings Corp. (“EFH”) and its subsidiary, Texas Competitive Electric Holdings Company LLC (“TCEH”) entered into a substantially similar Separation Agreement with Capgemini (the “TCEH Agreement” and, together with the Oncor Agreement, the “Agreements”). The Agreements principally provide for (i) notice of termination of each of the Master Framework Agreements dated as of May 17, 2004, between CgE and each of Oncor (as amended, the “Oncor MFA”) and TCEH (as amended, the “TCEH MFA” and together with the Oncor MFA, the “MFAs”) and the related service agreements under each of the MFAs and (ii) termination of the joint venture arrangements between EFH (and its applicable subsidiaries, including Oncor) and Capgemini.
     The Oncor MFA was filed as exhibit 10(l) to EFH’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. Under the Oncor MFA and related services agreements, CgE provides to Oncor outsourced support services, including information technology (IT), customer care and billing, human resources (HR), procurement and certain finance and accounting activities.
     Notice of Termination of MFAs
     Each Agreement acts as a notice of termination under the applicable MFA and the related services agreements. As a result of the “change of control” of Oncor that occurred as a result of the merger transaction that closed on October 10, 2007, Oncor had the right to terminate, without penalty, the Oncor MFA. Oncor has elected to exercise such right. Consistent with the Oncor MFA, to provide for an orderly transition of the services, the Oncor Agreement requires that CgE provide termination assistance services until the services are transitioned back to Oncor and/or to another service provider. The Oncor Agreement provides that the services be transitioned by December 31, 2010 (June 30, 2011, in the case of the IT services). The Oncor MFA will actually terminate when these termination assistance services are completed. Oncor previously provided notice of termination to CgE in respect of HR services.
     Termination of Joint Venture Arrangements
     The Oncor Agreement provides for the termination of the joint venture arrangements between EFH (and its applicable subsidiaries, including Oncor) and Capgemini. As a result, on the Effective Date:
•	the 2.9% limited partnership interest in CgE owned by a subsidiary of EFH (the “EFH Equity Interest”) was redeemed in exchange for the termination of the license that was granted by a subsidiary of EFH to CgE at the time the MFAs were executed in order for CgE to use certain IT assets primarily consisting of capitalized software (the “Licensed Assets”) to provide services to EFH and third parties; and

•	EFH received approximately $70 million (approximately $20 million of which was received by Oncor) in exchange for the termination of a purchase option agreement pursuant to which subsidiaries of EFH had the right to “put” to CgE (and CgE had the right to “call” from a subsidiary of EFH) the EFH Equity Interest and the Licensed Assets upon the expiration of the MFAs in 2014 or, in some circumstances, earlier.
     Mutual Release
     Under the Agreements, the parties also entered into a mutual release of all claims under the MFAs and related services agreements and the joint venture agreements, subject to certain defined exceptions.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By: Name:	/s/ John M. Casey John M. Casey
Title:	Treasurer
Dated: December 19, 2008